Exhibit 99.1

FOR IMMEDIATE RELEASE: Friday, February 21, 2014	FOR FURTHER INFORMATION: Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD SECOND QUARTER EARNINGS

MINNEAPOLIS (February 21, 2014) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2014 second quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended January 31			Six Months Ended January 31
	2014	2013	Change	2014	2013	Change
Net sales	$582	$596	(2)%	$1,181	$1,185	—%
Operating income	72	71	1%	164	145	13%
Net earnings	58	51	15%	120	105	14%

Diluted EPS	$0.39	$0.34	15%	$0.80	$0.70	14%

“We delivered record net earnings in our second quarter,” said Bill Cook, Donaldson’s CEO. “We see stabilization within many of our OEM first-fit equipment end markets and increasing demand for our replacement filters. Our Engine Products’ sales increased 7 percent in local currency from last year, driven by an 11 percent increase in Engine Aftermarket sales and a 10 percent increase in OEM sales outside of the U.S. Our Industrial Products’ sales decreased 12 percent in local currency as a result of a 50 percent decrease in our Gas Turbine sales from last year’s record second quarter of $66 million. As we have discussed previously, we had a surge in our gas turbine shipments last year, and the overall industry is now installing that new electrical generation capacity. We do see our Gas Turbine sales improving during the balance of our FY14 and into FY15. Partially offsetting Gas Turbine sales in the quarter was our Special Applications business, which grew 7 percent. Geographically, excluding our Gas Turbine sales, our local currency sales were strong with South Africa up 5 percent, Asia Pacific up 8 percent, Europe up 9 percent, and Latin America up 17 percent.”

“Our business is operating very well and our operations are positioned to deliver strong performances as volumes are forecast to increase in the second half of our FY14.”

“We have adjusted our Industrial Products’ sales outlook for FY14 as the recovery for business investment for industrial filtration systems has been slow to develop and several of our gas turbine projects that were scheduled for shipment this year have been rescheduled by our Customers for early in our FY15. Including this change, we have maintained our full-year Company sales forecast to be a 1 to 5 percent increase in FY14. We will maintain our focus on operational excellence through our Continuous Improvement initiatives and continue to invest in our Global ERP project. The combination of our sales and operational performance should deliver FY14 EPS of between $1.65 and $1.85 per share.”

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Donaldson Company, Inc.

February 21, 2014

Financial Statement Discussion

The impact of foreign currency translation decreased sales by $8.8 million, or 1.5 percent, during the quarter and decreased sales by $15.6 million, or 1.3 percent, year-to-date. The impact of foreign currency translation decreased reported net earnings by $0.7 million, or 1.4 percent, during the quarter and decreased reported net earnings by $1.2 million, or 1.1 percent, for the year.

Gross margin was 34.7 percent for the quarter and 35.2 percent year-to-date, compared to prior year margins of 33.4 percent and 33.5 percent, respectively. The year-over-year increase is primarily attributable to the positive mix impacts from the reduction in large Gas Turbine projects and better absorption of our fixed costs due to higher volumes in most of our other businesses. We also benefitted from our ongoing Continuous Improvement initiatives.

Operating expenses for the quarter were $129.5 million, up 1.4 percent from last year’s $127.8 million. As a percent of sales, operating expenses were 22.3 percent compared to last year’s 21.4 percent. Higher expenses from our Global ERP project and incentive compensation were partially offset by lower pension, insurance, and warranty expenses. Operating expenses year-to-date were $252.2 million, or 21.4 percent of sales, compared to $252.5 million, or 21.3 percent of sales, last year.

Operating margin for the quarter was 12.4 percent, up 50 basis points from the prior year. Year-to-date operating margin was 13.9 percent, up 170 basis points from FY13.

Our effective tax rate for the quarter was 22.1 percent, compared to a prior year rate of 28.3 percent. The current quarter included $6.2 million in tax benefits related to the favorable settlement of a tax audit. This is $4.2 million, or $0.03 per share, higher than we had forecasted in our prior outlook. The year-to-date effective tax rate was 27.6 percent compared to a prior year rate of 28.9 percent.

As part of our ongoing share repurchase program we repurchased 1,300,000 shares, or 0.9 percent of our diluted outstanding shares, for $54.2 million during the quarter. Year-to-date we have repurchased 1,639,000 shares, or 1.1 percent of our diluted outstanding shares, for $66.3 million.

FY14 Outlook

•	We project our Company’s sales to be between $2.45 and $2.55 billion, or an increase of 1 to 5 percent including the negative impact of foreign currency exchanges rates. Our forecast is based on the Euro at US$1.35 and 101 Yen to the US$.

•	Our full-year operating margin forecast is 14.2 to 14.8 percent. Included in this forecast is approximately $30 million in operating expense increases for our Global ERP project and incentive compensation.

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Donaldson Company, Inc.

February 21, 2014

•	Our FY14 tax rate is anticipated to be between 28 and 30 percent.

•	We forecast our full-year FY14 EPS to be between $1.65 and $1.85.

•	Cash generated by operating activities is projected to be between $280 and $320 million. Our capital spending is estimated to be approximately $90 million.

Engine Products: We now forecast FY14 sales to increase 3 to 9 percent, including the impact of foreign currency.

•	Our On-Road OEM Customers are planning to build more heavy- and medium-duty trucks in 2014. Demand from our Off-Road OEM Customers is anticipated to be mixed: build rates of construction equipment are expected to improve in North America and Europe but remain soft in Asia, build rates of agriculture equipment are forecasted to be steady to slightly down, and the build rates of new mining equipment are expected to remain at current low levels.

•	We are anticipating growth for our Engine Aftermarket business. Utilization rates for off-road equipment and on-road heavy truck fleets in the field are expected to improve. We should also benefit from our continued expansion into emerging economies, the increasing number of first-fit systems installed in the field with our innovative proprietary filters, and through expansion of our product portfolio.

•	We forecast steady sales for our Aerospace and Defense business compared to last year as the continued slowdown in U.S. military activity should be offset by growth from our commercial aerospace sales.

Industrial Products: We now forecast sales to decrease slightly compared to FY13, including the impact of foreign currency.

•	Our Industrial Filtration Solutions’ sales are projected to increase 2 to 8 percent. We assume replacement filter sales will remain at record levels due to improving general manufacturing activity, and for new filtration equipment sales to remain soft due to continuing low levels of investment in new equipment by manufacturers.

•	We anticipate our Gas Turbine sales will decrease 24 to 30 percent from our record sales in FY13 due to the current slowdown in large turbine power generation projects by our Customers.

•	We are maintaining our Special Applications’ forecast for sales to increase 3 to 9 percent due to improved market demand for our semiconductor and venting products.

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Donaldson Company, Inc.

February 21, 2014

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,200 employees contribute to the Company’s success by supporting our Customers at our more than 140 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including, without limitation, forecasts, plans, trends, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results. All statements other than statements of historical fact are forward-looking statements. These statements do not guarantee future performance.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing global economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, health outbreaks, natural disasters, and all of the other risk factors included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

February 21, 2014

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	January 31		January 31
	2014	2013	2014	2013
Net sales	$581,622	$596,036	$1,181,006	$1,184,983

Cost of sales	379,974	397,059	764,964	787,713

Gross profit	201,648	198,977	416,042	397,270

Operating expenses	129,540	127,785	252,187	252,541

Operating income	72,108	71,192	163,855	144,729

Other income, net	(4,773)	(2,542)	(6,427)	(8,354)

Interest expense	1,999	2,885	4,613	5,556

Earnings before income taxes	74,882	70,849	165,669	147,527

Income taxes	16,542	20,036	45,737	42,601

Net earnings	$58,340	$50,813	$119,932	$104,926

Weighted average shares outstanding	146,957,131	147,951,535	147,140,135	148,531,306

Diluted shares outstanding	149,021,755	149,988,832	149,204,090	150,742,467

Net earnings per share	$0.40	$0.34	$0.82	$0.71

Net earnings per share assuming dilution	$0.39	$0.34	$0.80	$0.70

Dividends paid per share	$0.14	$0.09	$0.27	$0.18

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Donaldson Company, Inc.

February 21, 2014

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	January 31 2014	July 31 2013
ASSETS

Cash and cash equivalents	$259,119	$224,138
Short-term investments	101,153	99,750
Accounts receivable, net	395,342	430,766
Inventories, net	241,133	234,820
Prepaids and other current assets	75,479	66,188

Total current assets	1,072,226	1,055,662

Other assets and deferred taxes	273,964	268,614
Property, plant, and equipment, net	427,353	419,280

Total assets	$1,773,543	$1,743,556

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$165,784	$186,460
Employee compensation and other liabilities	179,375	182,121
Short-term borrowings	105,138	9,190
Current maturity long-term debt	17,802	98,664

Total current liabilities	468,099	476,435

Long-term debt	103,157	102,774
Other long-term liabilities	80,117	79,160

Total liabilities	651,373	658,369

Equity	1,122,170	1,085,187

Total liabilities and equity	$1,773,543	$1,743,556

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Donaldson Company, Inc.

February 21, 2014

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Six Months Ended January 31
	2014	2013
OPERATING ACTIVITIES

Net earnings	$119,932	$104,926
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	33,167	32,896
Changes in operating assets and liabilities	94	(26,831)
Tax benefit of equity plans	(6,864)	(8,560)
Stock compensation plan expense	7,137	6,218
Loss on sale of business	905	—
Other, net	(2,766)	531
Net cash provided by operating activities	151,605	109,180

INVESTING ACTIVITIES

Net expenditures on property and equipment	(42,848)	(51,753)
Net change in short-term investments	650	31,250
Net cash used in investing activities	(42,198)	(20,503)

FINANCING ACTIVITIES

Purchase of treasury stock	(66,331)	(60,975)
Net change in debt and short-term borrowings	16,236	(38,534)
Dividends paid	(39,414)	(26,495)
Tax benefit of equity plans	6,864	8,560
Exercise of stock options	10,331	9,152
Net cash used in financing activities	(72,314)	(108,292)

Effect of exchange rate changes on cash	(2,112)	10,434

Increase/(Decrease) in cash and cash equivalents	34,981	(9,181)

Cash and cash equivalents – beginning of year	224,138	225,789

Cash and cash equivalents – end of period	$259,119	$216,608

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Donaldson Company, Inc.

February 21, 2014

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended January 31, 2014:
Net sales	$369,675	$211,947	—	$581,622
Earnings before income taxes	47,294	28,032	(444)	74,882

3 Months Ended January 31, 2013:
Net sales	$353,840	$242,196	—	$596,036
Earnings before income taxes	39,025	32,592	(768)	70,849

6 Months Ended January 31, 2014:
Net sales	$758,791	$422,215	—	$1,181,006
Earnings before income taxes	109,367	59,175	(2,873)	165,669

6 Months Ended January 31, 2013:
Net sales	$724,500	$460,483	—	$1,184,983
Earnings before income taxes	86,449	65,154	(4,076)	147,527

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2014	2013	2014	2013
Engine Products segment:
Off-Road Products	$82,298	$83,262	$171,511	$174,259
On-Road Products	29,828	31,163	62,317	65,919
Aftermarket Products	234,362	215,224	473,234	436,517
Aerospace and Defense Products	23,187	24,191	51,729	47,805
Total Engine Products segment	$369,675	$353,840	$758,791	$724,500

Industrial Products segment:
Industrial Filtration Solutions Products	$132,847	$132,452	$264,278	$261,028
Gas Turbine Products	33,461	66,319	68,101	113,562
Special Applications Products	45,639	43,425	89,836	85,893
Total Industrial Products segment	$211,947	$242,196	$422,215	$460,483

Total Company	$581,622	$596,036	$1,181,006	$1,184,983

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Donaldson Company, Inc.

February 21, 2014

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 31		January 31
	2014	2013	2014	2013

Net cash provided by operating activities	$52,686	$45,117	$151,605	$109,180
Net capital expenditures	(22,318)	(30,349)	(42,848)	(51,753)
Free cash flow	$30,368	$14,768	$108,757	$57,427

Net earnings	$58,340	$50,813	$119,932	$104,926
Income taxes	16,542	20,036	45,737	42,601
Interest expense, net	1,356	2,087	3,513	3,841
Depreciation and amortization	16,900	16,870	33,167	32,896
EBITDA	$93,138	$89,806	$202,349	$184,264

Prior year net sales	$596,036	$580,883	$1,184,983	$1,189,178
Change in net sales, excluding foreign currency translation	(5,628)	16,898	11,597	14,409
Foreign currency translation	(8,786)	(1,745)	(15,574)	(18,604)
Current year net sales	$581,622	$596,036	$1,181,006	$1,184,983

Prior year net earnings	$50,813	$53,821	$104,926	$122,374
Change in net earnings, excluding foreign currency translation	8,256	(3,166)	16,189	(16,285)
Foreign currency translation	(729)	158	(1,183)	(1,163)
Current year net earnings	$58,340	$50,813	$119,932	$104,926

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Donaldson Company, Inc.

February 21, 2014

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2014	2013	2014	2013
Net earnings	$58,340	$50,813	$119,932	$104,926
Restructuring charges, net of tax	418	—	1,861	—
Net earnings, excluding special items	$58,758	$50,813	$121,793	$104,926

Net earnings per share assuming dilution	$0.39	$0.34	$0.80	$0.70
Restructuring charges per share, net of tax	—	—	0.01	—
Net earnings per share assuming dilution,excluding special items	$0.39	$0.34	$0.81	$0.70

 Although free cash flow, EBITDA, net sales excluding foreign currency translation, and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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